UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIERRA ONCOLOGY, INC.

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SIERRA ONCOLOGY, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

This proxy statement supplement, dated May 26, 2020, supplements the definitive proxy statement (“Proxy Statement”) of Sierra Oncology, Inc. (the “Company”) relating to the Company’s Annual Meeting of Stockholders to be held on June 9, 2020 at 10:00 a.m. (Pacific Time) via live webcast by visiting www.virtualshareholdermeeting.com/SRRA2020. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used in this supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Departure of Dr. Nick Glover as President, Chief Executive Officer and Director

On May 22, 2020, Dr. Nick Glover, the President and Chief Executive Officer of the Company and member of the Company’s Board of Directors (the “Board”), resigned from such roles effective as of the same date.

In connection with Dr. Glover’s departure, the Company expects to enter into a separation agreement with Dr. Glover consistent with the terms of his employment agreement which will be described in a future Current Report on Form 8-K to be filed by the Company.

Appointment of Dr. Stephen Dilly as President, Chief Executive Officer and Director

On May 21, 2020, the Board appointed Dr. Stephen G. Dilly, M.B.B.S., Ph.D., to serve as the Company’s President and Chief Executive Officer and as a Class III director on the Board effective June 1, 2020 (the “Dilly Start Date”).

Dr. Dilly, 60, served as Chief Executive Officer of Aimmune Therapeutics, a biopharmaceutical company, from April 2014 to June 2018 and as a member of Aimmune’s board of directors from April 2013 to June 2018. Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company, from January 2012 to December 2012. Since 2010, Dr. Dilly has served as an independent director of Sangamo Therapeutics, Inc., where he also currently serves as chair of the clinical review committee. Dr. Dilly also currently serves on the boards of directors of Codexis, Inc. and of several private biotechnology companies. From 2006 to 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc. From 2007 to 2009, he was a member of the board of directors of Avigen, Inc., which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, which was later acquired by Novartis International AG. From 1998 to 2003, Dr. Dilly held various management positions at Genentech, Inc., including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham, PLC, a healthcare company in the U.K. Dr. Dilly received a M.B.B.S. from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London.

Pursuant to the terms of an employment offer letter, dated May 22, 2020, between Dr. Dilly and the Company (the “Dilly Employment Agreement”), Dr. Dilly is entitled to receive a base salary of $600,000, a target bonus of 50% of such base salary (the “Performance Bonus”), which bonus shall be achieved in accordance with Board-established targets, and stock options to purchase up to 520,000 shares of common stock of the Company (the “Time-Based Options”). The Time-Based Options will be granted on Dr. Dilly’s start date under the Company’s 2015 Equity Incentive Plan at the closing price of the common stock of the Company (the “Common Stock”) on such date and will vest over a four-year period, subject to Dr. Dilly’s continued service to the Company, with the first twenty-five percent (25%) of such shares vesting on the one-year anniversary of the Dilly Start Date, and the remaining shares vesting in equal monthly installments over the following 36 months. No later than December 31, 2020, Dr. Dilly also will be granted a stock option under the Company’s 2015 Equity Incentive Plan to purchase 260,000 shares of Common Stock, subject to the terms of a Stock Option Agreement (the “Performance-Based Options”) at the closing price of the Common Stock on the date of grant. The Performance-Based Options will be subject to a time-based vesting schedule and a performance-based vesting schedule determined by the Compensation Committee of the Board at the time of grant. Pursuant to the Dilly Employment Agreement, if the Company terminates his employment without Cause (as defined in the Dilly Employment Agreement), Dr. Dilly will be eligible to receive, subject to his execution and non-revocation of a release of claims:

i.

lump sum payment equal to the sum of his base salary in effect at the time for 12 months (the “Severance Period”); provided, however that if he is terminated within a 12 month period following a change of control of the company, (A) his annual base salary shall be deemed to be the sum of (x) his base salary in effect at the time and (y) the average of his Performance Bonuses paid for the applicable year(s), as set forth in the Dilly Employment Agreement, and (B) the length of the Severance Period shall be increased to 18 months;

ii.

if he elects to continue his health insurance coverage under COBRA, payment of the premiums for his continued health insurance (or equivalent cash payment, if applicable law so requires) for up to the end of the Severance Period; and

iii.

full acceleration and vesting of each of his then-outstanding but unvested equity awards that would otherwise vest over the following 12 month period following his termination; provided, however, that if he is terminated within a 12 month period following a change of control of the company, full vesting of all outstanding equity or equity-based awards on the date of such termination; provided however that any equity or equity-based awards that vest based on the achievement of performance criteria shall vest in accordance with the change of control provisions in the award agreements applicable to such equity or equity-based awards.

The foregoing description of the Dilly Employment Agreement is qualified in its entirety by reference to the text of the Dilly Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

There are no arrangements or understandings between Dr. Dilly and any other persons pursuant to their respective appointments, no family relationships between Dr. Dilly and any director or executive officer of the Company, and Dr. Dilly has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, Dr. Dilly has entered into the Company’s standard indemnification agreement in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 12, 2015.

Appointment of Mr. Craig Collard as a Director

On May 21, 2020, the Board appointed Craig Collard to serve as a Class I director on the Board, effective May 26, 2020, for a term expiring at the 2022 annual meeting of the Company’s stockholders or upon the earlier of his death, resignation or removal from office or the election and qualification of a successor. Effective as of two days after the public announcement by the Company of Mr. Collard’s appointment to the Board (the “Collard Grant Date”), Mr. Collard will be granted a stock option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing sale price of the Common Stock as reported by The Nasdaq Global Market on such date, which will vest at the rate of 8.333% monthly, beginning on the one-month anniversary the Collard Grant Date, with 100% vested on the one-year anniversary of the Collard Grant Date, subject to his continued service to the Company on each vesting date. In addition, Mr. Collard will also receive an annual director retainer payment of $40,000.

There are no arrangements or understandings between Mr. Collard and any other persons pursuant to their respective appointments, no family relationships between Mr. Collard and any director or executive officer of the Company, and Mr. Collard has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, Mr. Collard has entered into the Company’s standard indemnification agreement in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 12, 2015.

The Proxy Statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 are available at http://investor.sierraoncology.com/financialreporting.